Exhibit 99.1
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                                                        FOR FURTHER INFORMATION:
                                                           RALPH B. MANDELL, CEO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100
For Immediate Release

   PLAISS JOINS THE PRIVATEBANK AND TRUST COMPANY AS CHIEF INVESTMENT OFFICER

         May 23, 2003 - Chicago, IL - Michael Plaiss, 39, was named chief investment officer and managing director of The PrivateBank and Trust Company, a wholly-owned subsidiary of PrivateBancorp, Inc. (Nasdaq:PVTB) effective immediately. He was manager, fixed income investments, Kentucky Farm Bureau Insurance Company, Louisville, KY. Plaiss will be primarily responsible for overseeing the Company's investment portfolio and in working with the financial team in implementing the Company's asset-liability management strategies.

         "We are pleased to have an investment officer of Mike's caliber join our senior management team," said Ralph B. Mandell, Chairman, President and CEO of PrivateBancorp, Inc. "Mike has extensive experience managing a substantial securities portfolio and in bank asset-liability management. His experience, leadership and communication skills make him a strong fit for our Company."

         Plaiss began his career in 1987 with the Liberty National Bank and Trust Co., Louisville, KY, where he was responsible for reorganizing the investment securities in the Bank's trust accounts. Four years later he was named investment asset/liability analyst at Cumberland Federal Savings Bank, Louisville. After Cumberland's acquisition by Fifth Third Bancorp, he was a financial analyst and budget coordinator for Fifth Third Bank of Kentucky. He joined Kentucky Farm Bureau Insurance Company in 1997, as manager, fixed income investments. During his tenure, Plaiss' implementation of a total return philosophy helped to increase the Company's portfolio from $550 million to over $850 million.

         A Chartered Financial Analyst, Plaiss earned his Bachelor of Arts degree in economics in 1986 from Indiana University, Bloomington, IN. He is married and has one son.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, LLC. The Company,


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which had assets of $1.6 billion at March 31, 2003, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebankandtrust.com.

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